UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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BioCardia, Inc.
(Name of Registrant as Specified In Its Charter)

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BIOCARDIA, INC.
125 SHOREWAY ROAD, SUITE B
SAN CARLOS, CALIFORNIA 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Pacific Time on Tuesday, June 15, 2021

Dear Stockholders of BioCardia, Inc.:

Please be advised that the 2021 annual meeting of stockholders (the “Annual Meeting”) of BioCardia, Inc., a Delaware corporation, will be held on Tuesday, June 15, 2021 at 9:00 a.m. Pacific Time, at BioCardia, Inc.’s principal executive offices located at 125 Shoreway Road, Suite B, San Carlos, California 94070, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect two Class II directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of PKF San Diego, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;

3.	To hold a non-binding vote on executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 20, 2021 as the record date for the Annual Meeting. Only stockholders of record on April 20, 2021 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending this year’s Annual Meeting as a stockholder, follow the instructions provided in your proxy, as explained on page 3 of this proxy statement.

On or about April 29, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our 2020 annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. This proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

All stockholders are cordially invited to attend the meeting in person.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail. We appreciate your continued support of BioCardia, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Jim Allen

Director

Peter Altman, Ph.D.

President, Chief Executive Officer, and Director

Andrew Blank

Chairman of the Board

Richard Krasno, Ph.D.

Director

Krisztina Zsebo, Ph.D.

Director

Jay M. Moyes

Director

Simon H. Stertzer, M.D.

Director

San Carlos, California

April 29, 2021

BIOCARDIA, INC.

PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Pacific Time on Tuesday, June 15, 2021

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2021 annual meeting of stockholders of BioCardia, Inc., a Delaware corporation (“BioCardia,” the “Company,” “we,” “our,” or “us”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, June 15, 2021 at 9:00 a.m. Pacific Time, at our principal executive offices located at 125 Shoreway Road, Suite B, San Carlos, California 94070. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 29, 2021 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

The Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available on the Financials & Filings portion of our website at www.biocardia.com/investors/financials-filings/id/1021.

What matters am I voting on?

You will be voting on:

•	the election of two Class II directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of PKF San Diego, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;

•	the approval, on an advisory basis, of a resolution approving the Company’s executive compensation; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Jim Allen and Andrew Blank as Class II directors;

•	“FOR” the ratification of the appointment of PKF San Diego, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and

•	“FOR” the resolution approving our executive compensation.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 20, 2021, the record date, may vote at the Annual Meeting. As of the record date, there were 16,792,893 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the proxy materials were forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting on Tuesday, June 15, 2021, and for 10 days prior to the annual meeting at 125 Shoreway Road, Suite B, San Carlos, California 94070, between the hours of 9:00 a.m. and 4:30 p.m., Pacific time.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: Directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. Abstentions will have no effect on the outcome of this proposal.

•

Proposal No. 2: The ratification of the appointment of PKF San Diego, LLP requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Please note that abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: Approval, on an advisory basis, of our executive compensation requires the affirmative vote of a majority of the issued and outstanding shares of our common stock, represented in person or by proxy at the meeting and entitled to vote thereon. Please note that abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 14, 2021 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. If you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of BioCardia, Inc., in writing, at BioCardia, Inc., 125 Shoreway Road, Suite B, San Carlos, California 94070; or

•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

Seating will begin at 8:30 a.m. and the meeting will begin at 9:00 a.m. On the day of the meeting, each stockholder will be required to present valid picture identification such as a driver’s license or passport. If you hold your shares in street name, you must request and receive in advance of the Annual Meeting a legal proxy from your broker, bank or other nominee in order to vote in person at the Annual Meeting.

Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. For security reasons, stockholders should be prepared and may be required to pass through metal detectors prior to entering the Annual Meeting. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons will be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Peter Altman, Ph.D. and David McClung have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 29, 2021 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within BioCardia, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PKF San Diego, LLP. Your broker will not have discretion to vote on the election of directors or on the executive compensation, which are “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements, annual reports and Notice of Internet Availability of Proxy Materials, as applicable, with respect to two or more stockholders sharing the same address by delivering a single copy of such document addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and reduces our printing costs, mailing costs, and fees.

A number of brokers and other nominees with account holders who are our stockholders may be “householding” the proxy materials. This means that only one copy of this proxy statement, our annual report and Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report and Notice of Internet Availability of Proxy Materials from the other stockholder(s) sharing your address, please (i) notify your broker or other nominee, or (ii)  contact us at the following address and phone number:

BioCardia, Inc.
Attention: Secretary
125 Shoreway Road, Suite B
San Carlos, California 94070

(650) 226-0120

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices no later than December 30, 2021 and the proposal must otherwise comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

BioCardia, Inc.
Attention: Secretary
125 Shoreway Road, Suite B
San Carlos, California 94070

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) brought before the meeting by the corporation and specified in the notice of meeting given by or at the direction of our board of directors, (ii) brought before the meeting by or at the direction of our board of directors, or (iii) otherwise properly brought before the meeting by a stockholder who (A) was a stockholder of record both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with all of the notice procedures set forth in our bylaws.

To be timely for our 2022 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 13, 2022; and

•	not later than the close of business on March 15, 2022.

In the event that we hold our 2021 annual meeting of stockholders more than 30 days before or more than 30 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public disclosure of the date of such annual meeting was made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance−Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing Exhibit 3.2 to our Form 8-K filed on April 11, 2017 on the SEC’s website at http://www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. All of our directors other than Peter Altman are independent within the meaning of the listing standards of the NASDAQ Stock Market LLC. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of April 29, 2021, and certain other information for each of the directors with terms expiring at the Annual Meeting, the nominees for election as a director at the Annual Meeting, and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since(5)	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms expiring at the Annual Meeting/ Nominees
Jim Allen(1)	II	65	Director	2019	2021	2024
Andrew Blank(1)(2)	II	65	Chairman of the Board of Directors	2019	2021	2024

Continuing Directors
Richard Krasno, Ph.D.(2)(3)	III	79	Director	2016	2022	—
Jay M. Moyes(2)(3)	III	67	Director	2011	2022	—
Simon H. Stertzer, M.D.(4)	III	85	Director	2002	2022	—
Peter Altman, Ph.D.	I	54	President, Chief Executive Officer and Director	2002	2023	—
Krisztina Zsebo, Ph.D.(3)(4)	I	65	Director	2020	2023	—

(1)	Member of the nominating and corporate governance committee

(2)	Member of the compensation committee

(3)	Member of the audit committee

(4)	Member of the science and technology committee

(5)

Service on our board of directors prior to 2016 noted in the narrative below includes service with BioCardia Lifesciences, Inc., the company we merged with in our reverse merger transaction in October 2016.

Nominees for Director

Jim Allen was appointed to our board of directors in October 2019. Mr. Allen is Chief Executive Officer and President of Sea Star, Inc., a real estate development company, and has served in that capacity since he founded the company in February 1989. Mr. Allen has founded multiple companies from concept to full operation involving the development of various technologies, patents, manufacturing processes, and sales, distribution and maintenance programs. Six of his ventures have resulted in sales to publicly-traded companies. One of his companies was sold to Roper Technologies, Inc. and he is currently serving in a consulting capacity for TransCore Atlantic LLC, a Roper Technologies, Inc. company. He is a named inventor on 29 issued and pending patents. Mr. Allen has studied business at Troy University and Auburn University at Montgomery.

We believe that Mr. Allen possesses specific attributes that qualify him to serve as a member of our board of directors, including his operational expertise and extensive track record of successful business ventures.

Andrew Scott Blank is Chairman of our board of directors and was appointed to our board of directors in October 2019. Mr. Blank is President of National Brands, Inc., an investment group that was one of the largest Anheuser-Bush beer distributors prior to divesture of those operations, and has served in that capacity since March 2, 1993. Mr. Blank also currently serves as President of WareITis Technologies, developer of one of the foremost enterprise level content management software suites called Records Studio, President of Archive America, one of the country’s largest family-owned document storage firms, and President of Seaboard Warehouse Terminals, a provider of nationwide third-party logistics services. Mr. Blank also currently serves on the board of directors of Neumentum, Inc. Mr. Blank holds a bachelor’s degree in business from the University of Miami.

We believe that Mr. Blank possesses specific attributes that qualify him to serve as Chairman of our board of directors, including his operational expertise and extensive track record in the management of fast-growth companies.

Continuing Directors

Richard Krasno, Ph.D. was appointed to our board of directors in October 2016. Dr. Krasno has served as a director of OPKO Health, Inc. since 2017. Dr. Krasno previously served as a director on the board of Ladenburg Thalmann from 2006 until 2020 and on the board of Castle Brands, Inc. from 2014 until 2019. Dr. Krasno served as the executive director of the William R. Kenan, Jr. Charitable Trust from 1999 to 2014 and, from 1999 to 2010, as president of the four affiliated funds. Prior to that, Dr. Krasno was the president of the Monterey Institute of International Studies in Monterey, California. From 2004 to 2012, Dr. Krasno also served as a director of the University of North Carolina Health Care System and served as chairman of the board of directors from 2009 to 2012. From 1981 to 1998, he served as president and chief executive officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Dr. Krasno holds a Bachelor of Science from the University of Illinois and a Ph.D. from Stanford.

We believe that Dr. Krasno possesses specific attributes including his qualifications and skills, including financial literacy and expertise, his managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations, which qualify him to serve as a member of our board of directors.

Jay M. Moyes has served on our board of directors since 2011. Mr. Moyes is the Chief Financial Officer of Sera Prognostics, Inc., a women’s health diagnostics company, and has served in that capacity since April 2020. He has served on the board of directors of Puma Biotechnologies from April 2012 to present, on the board of directors of Achieve Life Sciences from August 2017 to the present, on the board of directors of Predictive Technology Group, Inc. from February 2019 until December 2019 and on the board of directors and Chairman of the Audit Committee of Osiris Therapeutics, a biosurgical company, from May 2006 until December 2017. He also served as a member of the board of directors and Chairman of the Audit Committee of Integrated Diagnostics, a privately held molecular diagnostics company, from 2011 to 2016. From 2012 to 2014, Mr. Moyes served as a member of the board of directors of Amedica Corporation, a publicly traded orthopaedics company, and as Chief Financial Officer from 2013 to 2014. From 2008 to 2009, Mr. Moyes served as Chief Financial Officer of CareDx, a publicly traded molecular diagnostics company. Prior to that, he served as Chief Financial Officer of Myriad Genetics, Inc., a publicly held healthcare diagnostics company, from June 1996 until his retirement in November 2007, and as Vice President of Finance from July 1993 until July 2005. From 1991 to 1993, Mr. Moyes served as Vice President of Finance and Chief Financial Officer of Genmark, a privately held genetics company. Mr. Moyes held various positions with the accounting firm of KPMG from 1979 to 1991. He also served as a member of the Board of Trustees of the Utah Life Science Association from 1999 to 2006. Mr. Moyes holds a Masters of Business Administration from the University of Utah, a Bachelor of Arts in economics from Weber State University, and was formerly a Certified Public Accountant.

We believe that Mr. Moyes possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive background in finance and accounting in the life sciences industry.

Simon H. Stertzer, M.D. has served on our board of directors since 2002. Dr. Stertzer is a Professor of Medicine, Emeritus at the Stanford University School of Medicine, Division of Cardiovascular Medicine. He was appointed Professor of Medicine at Stanford University in 1998, and became Professor Emeritus at Stanford University in 2011. Dr. Stertzer serves on the medical advisory board of Avenda Health, a private prostate cancer therapy company, and was appointed in June 2019. Dr. Stertzer is managing member of Windrock Enterprises, LLC, a real estate investment company, since May 1999. He has served as a Director of Frontiere Algorithmic Design LLC, a software development company, from June 2014. Dr. Stertzer was a founder and board member of Arterial Vascular Engineering, an angioplasty balloon and stent company that went public in 1996 and was subsequently acquired by Medtronic. He also serves as Director of AVIA App LLC since 2015. Dr. Stertzer received his Doctor of Medicine degree from New York University. He also earned a Certificat de Physiologie from University of Paris (Sorbonne) and had a fellowship at New York University Hospital in Cardiovascular Disease. Dr. Stertzer received a Bachelor of Arts degree in Humanities from Union College.

We believe that Dr. Stertzer possesses specific attributes that qualify him to serve as a member of our board of directors, including his historical association with our company and his expertise in interventional cardiology and the operational experience he has accumulated in the life sciences industry.

Peter Altman, Ph.D. has served as our President and Chief Executive Officer since 2002, where he has global responsibility for the development, manufacture and marketing of our therapeutic candidates and products. He was founding Chief Executive Officer from 1999 to 2003 and board member of CareDx from 1999 to 2014, a developer of a diagnostic to be used in chronic inflammatory diseases, including cardiac transplantation. He was also founding Chief Executive Officer for Lumen Therapeutics from 2004 to 2005, an early-stage pharmaceutical company. He has 33 years of experience in life science research and product development, is named inventor in more than 50 U.S. patents, and has authored 40 scientific publications. Dr. Altman currently serves as a director on the board of directors of Oncocyclist Biotech, since 2018. He received his Ph.D. in Bioengineering/Pharmaceutical Chemistry from the University of California, San Francisco and University of California, Berkeley, his Management of Technology certificate from the Walter A. Haas School of Business at the University of California, Berkeley, and both his Master of Science and Bachelor of Science in Mechanical Engineering from the Columbia University School of Engineering and Applied Sciences. Dr. Altman has been elected Fellow of the American Heart Association.

We believe that Dr. Altman possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the biotechnology, medical device and diagnostic industries and the operational insight and expertise he has accumulated as our President and Chief Executive Officer.

Krisztina Zsebo, Ph.D. was appointed to our board of directors in December 2020 and is a biopharmaceutical veteran with 36 years of experience in the biotechnology industry. She has served as the CEO and co-founder of VasoRx, Inc. since April 2018. Since August 2015, she has been a consultant in the biotechnology industry as President of Biovest Consulting, LLC and since June 2020, she has served as the CEO of VST-BIO Corp., an early stage biotechnology company. From 2004 through May 2015 she was CEO & President and a director of Celladon Corporation (now Eiger BioPharmaceuticals, Inc.) and took the company public. From March 2004 until October 2007, Dr. Zsebo was a venture partner at Enterprise Partners Venture Capital, a venture capital firm. Prior to joining Enterprise Partners, Dr. Zsebo held executive positions at Remedyne Corporation, a biotechnology company, Connetics Corporation, a specialty pharmaceutical company, ALZA Corporation, a pharmaceutical and medical systems company, Cell Genesys, Inc., a biotechnology company, and Amgen Inc., a biotechnology company. Dr. Zsebo received a B.S. in Biochemistry from the University of Maryland, an M.S. in Biochemistry and Biophysics from Oregon State University and a Ph.D. in Comparative Biochemistry from the University of California, Berkeley.

We believe that Dr. Zsebo possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive management and operational experience in the biotechnology, medical device and diagnostic industries.

Director Independence

In accordance with the listing requirements of the NASDAQ Stock Market and our Corporate Governance Guidelines, a majority of our Board must be composed of independent directors. Our Board has determined that all of our directors, other than Dr. Altman, and our director nominee, qualify as “independent” directors in accordance with listing requirements of The NASDAQ Stock Market, or NASDAQ, and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Dr. Altman is not considered independent because he is an employee of BioCardia.

Board Leadership Structure

Board Structure. Our board of directors has eight authorized seats divided into three classes (Class I, Class II and Class III) with staggered three-year terms. Two Class II directors are to be elected at the 2021 Annual Meeting to serve a three-year term expiring at the 2024 annual meeting of stockholders or until their respective successors have been elected and qualified. The Class III directors and the Class I directors will continue to serve their respective terms until the respective 2022 and 2023 annual meetings of stockholders.

Board Leadership Structure. Our board of directors does not have a policy on whether or not the role of the Chief Executive Officer and Chairman should be separate or, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Currently, we operate with Dr. Altman serving as a director and our President and Chief Executive Officer and Andrew Blank serving as our Chairman. We believe that the separation of the Chairman and Chief Executive Officer positions suit the talents, expertise and experience that each of Dr. Altman and Mr. Blank bring to the Company.

Board Committees. Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and a science and technology committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Meetings and Committees

During our fiscal year ended December 31, 2020, the board of directors held ten meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we invite, but do not require, our directors to attend. None of our non-employee directors attended our 2020 annual meeting of the stockholders.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee currently consists of Jay Moyes, who is the chair of the committee, Richard Krasno and Krisztina Zsebo, each of whom is independent for Audit Committee purposes under the requirements of NASDAQ and SEC rules and regulations. Mr. Moyes is an “audit committee financial expert” as the term is defined under SEC regulations. The audit committee operates under a written charter. The functions of the audit committee include:

•	overseeing the engagement of our independent registered accounting firm;

•	reviewing our audited financial statements and discussing them with the independent registered accounting firm and our management;

•	meeting with the independent registered accounting firm and our management to consider the adequacy of our internal controls; and

•	reviewing our financial plans, reporting recommendations to our full board of directors for approval and authorizing actions.

Both our independent registered accounting firm and internal financial personnel regularly meet with our audit committee and have unrestricted access to the audit committee.

Our audit committee operates under a written charter adopted by our board of directors, a current copy of which is available on the Corporate Governance portion of our website at www.biocardia.com/investors/corporate-governance/id/1029. During 2020, our audit committee held four meetings.

Compensation Committee

Our compensation committee currently consists of Andrew Blank, who is the chair of the committee, Jay Moyes and Richard Krasno, each of whom is independent in accordance with the NASDAQ Stock Market LLC standards. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The compensation committee operates under a written charter. The functions of the compensation committee include:

•	determining the compensation of our Chief Executive Officer;

•

reviewing and, if deemed appropriate, recommending to our board of directors the compensation of, and policies, practices and procedures relating to the compensation of, our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	determining or recommending, in consultation with our Chief Executive Officer, to the board of directors the compensation of our executive officers; and

•	advising and consulting with our officers regarding managerial personnel and development.

The compensation committee is authorized to retain the services of one or more executive compensation and benefits consultants or other outside experts or advisors as it sees fit, in connection with the establishment of our compensation programs and related policies.

Our compensation committee operates under a written charter adopted by our board of directors, a current copy of which is available on the Corporate Governance portion of our website at www.biocardia.com/investors/corporate-governance/id/1029. During 2020, our compensation committee held three meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Andrew Blank, who is the chair of the committee, and Jim Allen, each of whom is independent in accordance with the NASDAQ Stock Market LLC standards. The nomination committee operates under a written charter. The functions of the nominating and corporate governance committee include:

•	establishing standards for service on our board of directors;

•	identifying individuals qualified to become members of our board of directors and recommending director candidates for election or re-election to our board;

•	considering and making recommendations to our board of directors regarding the size and composition of the board of directors, committee composition and structure and procedures affecting directors;

•	reviewing compliance with relevant corporate governance guidelines;

•	reviewing governance-related stockholder proposals and recommending responses from the board of directors; and

•

reviewing actual and potential conflicts of interest of members of the board of directors and corporate officers, other than related-party transactions reviewed by the Audit Committee, and approving or prohibiting any involvement of such persons in matters that may involve a conflict of interest or taking of a corporate opportunity.

Our nominating and corporate governance committee operates under a written charter adopted by our board of directors, a current copy of which is available on the Corporate Governance portion of our website at www.biocardia.com/investors/corporate-governance/id/1029. During 2020, our nominating and corporate governance committee held two meetings.

Science and Technology Committee

Our science and technology committee consists of Krisztina Zsebo, who is the chair of the committee, and Simon Stertzer. The functions of the science and technology committee include:

•	advising our board of directors on the Company’s use of its science and technology;

•

overseeing the innovation strategy of the Company, including periodic reviews of the Company’s technology and potential applications, the science and technology underlying major research and development initiatives, the competitive environment, and disruptive technology impacts;

•	Conducting targeted reviews of the Company’s patent portfolio and strategy relevant to technology applications; and

•

advising our board of directors on the scientific and research and development aspects of any major technology-based transactions and any licensing agreements that require approval of our board of directors.

The science and technology committee was formed on January 13, 2021 and thus no meetings were held during 2020.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the existing size and composition of our board of directors and certain other factors, including the character, integrity, diversity of experience, independence, area of expertise, corporate experience, potential conflicts of interest, and other factors that the committee may consider appropriate. Our nominating and corporate governance committee relies upon various criteria for board membership, which may include, without limitation, that a candidate exhibit: the highest ethical character; sound business judgment; skills that are complementary to those of the existing board of directors; ability to assist and support management and make significant contributions to the Company’s success; and an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. Qualification and backgrounds of the directors as a whole should provide the proper breadth of knowledge, abilities and experience to appropriate composition of the board of directors. Although our nominating and corporate governance committee does not have a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nomination of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Renomination of existing directors will not be viewed as automatic, but rather will be based on continuing qualification using the criteria set forth above.

Our nominating and corporate governance committee considers these and other factors as it oversees the annual board of directors and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders, provided that (i) any recommending stockholder must have continuously held at least 1% of the company’s fully diluted securities entitled to be voted on the proposal at the meeting for at least one year by the date the proposal is submitted, and (ii) such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above.

Any nomination should be sent in writing to our Secretary at BioCardia, Inc., 125 Shoreway Road, Suite B, San Carlos, California 94070.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors to provide comments, to report concerns, or to ask a question, may do so at the following address:

BioCardia, Inc.
Attention: Secretary
125 Shoreway Road, Suite B
San Carlos, California 94070

You may submit your concerns anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

Communications are distributed to the board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our board of directors has requested that certain items which are unrelated to the duties and responsibilities of the board should be excluded, such as:

•	Product complaints

•	Product inquiries

•	New product suggestions

•	Resumes and other forms of job inquiries

•	Surveys

•	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our officers, directors and employees, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our code of business conduct and ethics is available on our website at www.biocardia.com/investors/corporate-governance/id/1029. We intend to disclose any amendments of our code of business conduct and ethics, or waivers of its requirements for directors or executive officers, on our website.

We have also adopted an Insider Trading Policy. That policy prohibits all employees, including our executive officers, and all directors and agents from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our securities. All employees, including our executive officers, and all of our directors and agents are also prohibited from pledging our securities or engaging in short sales of our securities.

Risk Oversight

Our board of directors has responsibility for the oversight of our risk management processes and, either as a whole or through our committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to mitigate or manage them. The risk oversight process includes receiving reports from committees of our board of directors and members of senior management to enable our board of directors to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk, as well as the impact on us of public health issues such as COVID-19.

The audit committee oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment and risk management. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board of directors, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board or directors is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board of directors as a whole.

Non-Employee Director Compensation

Cash and Equity Compensation

We compensate non-employee members of the board of directors. Directors who are also employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as our employees. The non-employee members of our board of directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings. Our directors received equity grants annually at the fair market value of our common stock at the time of grant under our 2016 Plan.

In April 2020, our Compensation Committee, in consultation with Compensia, our compensation consultant, recommended revisions to our compensation policy for non-employee directors. Following review and discussion of such recommendation, in May 2020 our board of directors adopted the compensation for non-employee directors for 2020 set forth in the table below: The cash and equity components of our compensation policy for non-employee directors in 2020 are set forth below:

Position	RSUs Paid Quarterly($)		Annual RSU Grant(#)
Base Fee	$40,000	(1)	8,800/4,100	(2)
Chairperson Fee
Chairman of the Board	25,000
Audit Committee	15,000
Compensation Committee	10,000
Nominating and Corporate Governance Committee	7,500
Committee Member Fee
Audit Committee	7,500
Compensation Committee	5,000
Nominating and Corporate governance	3,750

(1) $40,000 annual compensation was paid to non-employee directors in the form of deferred settlement RSUs paid quarterly with the number of RSUs calculated based on the greater of market closing price of BCDA common stock on the last trading day of the calendar quarter or $4.00.

(2) an equity award of 8,800 RSUs was granted to each incumbent non-employee director on June 30, 2020, which vested on the date of the 2020 annual meeting of stockholders, and an equity award of 4,100 RSUs was granted to each of Mr. Allen and Mr. Blank, as new non-employee directors, on June 30, 2020, which vest annually over three years.

Compensation for 2020

The following table sets forth summary information concerning the compensation awarded to, paid to, or earned by the non-employee members of our board of directors for the fiscal year ended December 31, 2020:

Director	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Jim Allen	$—	73,938	-	$73,938
Andrew Blank	$—	92,250	-	$92,250
Fernando L. Fernandez (2)	$—	168,072	-	$168,072
Richard Krasno, Ph.D.	$—	159,453	-	$159,453
Jay M. Moyes	$—	197,424	-	$197,424
Richard C. Pfenniger, Jr. (3)	$—	168,016	-	$168,016
Krisztina Zsebo, Ph.D.(4)	$—	844	-	$844
Simon H. Stertzer, M.D.	$—	231,773	-	$231,773

(1)

This amount reflects the aggregate grant fair value computed in accordance with ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Notes 2 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 30, 2021.

(2)	Mr. Fernandez’s term as a director ended at our 2020 annual meeting of the stockholders.

(3)	Mr. Pfenniger resigned from our board of directors on January 5, 2021.

(4)	Reflects compensation since Dr. Zsebo’s election to the board of directors on December 22, 2020.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2020.

Name	Aggregate Number of Stock Options Outstanding as of December 31, 2020		Aggregate Number of Stock Awards Outstanding as of December 31, 2020
Jim Allen	-		20,023	(1)
Andrew Blank	-		25,773	(2)
Fernando L. Fernandez(3)	-		-
Richard Krasno, Ph.D.	-		37,848	(4)
Jay M. Moyes	3,921	(5)	46,850	(6)
Richard C. Pfenniger, Jr.(7)	-		40,100	(8)
Simon H. Stertzer, M.D.	10,208	(9)	53,473	(10)
Krisztina Zsebo, Ph.D.	-		244	(11)

(1)

Includes (i) 15,923 shares subject to a restricted stock award that represent a contingent right to receive one share of common stock, but for which delivery of the stock will occur at the earlier of the two-year anniversary date of the grant, the board member's separation from the Company, a change in control as defined by the 2016 Equity Incentive Plan or the board member's death, (ii) 1,367 shares subject to a restricted stock award that vests May 8, 2021, (iii) 1,367 shares subject to a restricted stock unit that vests May 8, 2022, and (iv) 1,366 shares subject to a restricted stock award that vests May 8, 2023.

(2)

Includes (i) 21,673 shares subject to a restricted stock award that represent a contingent right to receive one share of common stock, but for which delivery of the stock will occur at the earlier of the two-year anniversary date of the grant, the board member's separation from the Company, a change in control as defined by the 2016 Equity Incentive Plan or the board member's death, (ii) 1,367 shares subject to a restricted stock award that vests May 8, 2021, (iii) 1,367 shares subject to a restricted stock unit that vests May 8, 2022, and (iv) 1,366 shares subject to a restricted stock award that vests May 8, 2023.

(3)	Mr. Fernandez’s term as a director ended at our 2020 annual meeting of the stockholders, and he did not stand for reelection.
(4)

Includes 37,848 shares subject to a restricted stock award that represent a contingent right to receive one share of common stock, but for which delivery of the stock will occur at the earlier of the two-year anniversary date of the grant, the board member's separation from the Company, a change in control as defined by the 2016 Equity Incentive Plan or the board member's death.

(5)	Includes 3,921 shares subject to an option which are fully vested and immediately exercisable.
(6)

Includes 46,850 shares subject to a restricted stock award that represent a contingent right to receive one share of common stock, but for which delivery of the stock will occur at the earlier of the two-year anniversary date of the grant, the board member's separation from the Company, a change in control as defined by the 2016 Equity Incentive Plan or the board member's death.

(7)	Mr. Pfenniger resigned from our board of directors on January 5, 2021.
(8)

Includes 40,100 shares subject to a restricted stock award that represent a contingent right to receive one share of common stock, but for which delivery of the stock will occur at the earlier of the two-year anniversary date of the grant, the board member's separation from the Company, a change in control as defined by the 2016 Equity Incentive Plan or the board member's death.

(9)	Includes 10,208 shares subject to an option which are fully vested and immediately exercisable.
(10)

Includes 53,473 shares subject to a restricted stock award that represent a contingent right to receive one share of common stock, but for which delivery of the stock will occur at the earlier of the two-year anniversary date of the grant, the board member's separation from the Company, a change in control as defined by the 2016 Equity Incentive Plan or the board member's death.

(11)

Includes 244 shares subject to a restricted stock award that represent a contingent right to receive one share of common stock, but for which delivery of the stock will occur at the earlier of the two-year anniversary date of the grant, the board member's separation from the Company, a change in control as defined by the 2016 Equity Incentive Plan or the board member's death.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors is currently composed of eight members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

The terms of office of our Class II directors, Jim Allen and Andrew Blank, will expire at the Annual Meeting. Our nominating and corporate governance committee has recommended, and our board of directors has approved, Jim Allen and Andrew Blank as nominees for election as Class II directors at the Annual Meeting. If elected, Mr. Allen and Mr. Blank will serve as Class II directors through the 2024 annual meeting of stockholders and until their successors are duly elected and qualified. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election, or re-election, as the case may be, of Mr. Allen and Mr. Blank. We expect that such nominees will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of each Class II director requires a plurality vote of the shares of our common stock present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Broker non-votes and abstentions will have no effect on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PKF San Diego, LLP (“PKF”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2021.

Notwithstanding the appointment of PKF and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of BioCardia, Inc. and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PKF as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Our audit committee is submitting the appointment of PKF to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. A representative of PKF is expected to be present at the Annual Meeting in person or via teleconference, and the representative will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PKF, our board of directors may reconsider the appointment.

Change of Independent Registered Public Accounting Firm

On November 9, 2020, following an evaluation of audit fees and costs and at the direction of our audit committee, we chose not to renew the engagement of KPMG LLP (“KPMG”), which was then serving as our independent registered public accounting firm. We notified KPMG on November 9, 2020 that it would be dismissed as our independent registered public accounting firm, effective upon completion of their review of our unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2020. The decision to change our independent registered public accounting firm was approved by the audit committee.

KPMG’s reports on the Company’s financial statements for the years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for the following separate paragraphs that stated:

“The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred net losses and negative cash flows from operations since its inception and had an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2019 due to the adoption of FASB Accounting Standards Update 2016-02, Leases (Topic 842) and FASB Accounting Standards Update 2018-11, Leases (Topic 842): Targeted Improvements.”

During the two fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through November 9, 2020, there were no: (1) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events, except that KPMG LLP advised BioCardia, Inc. of the following material weakness: a lack of sufficient technical resources to appropriately perform effective and timely review of the accounting for and disclosure of complex non-routine transactions, including the adoption of new accounting standards. The subject matter of this reportable event was discussed by the Audit Committee with KPMG. The Company has authorized KPMG to respond fully to the inquiries of PKF concerning the subject matter of the reportable event.

In accordance with Item 304(a)(3) of Regulation S-K, we provided KPMG with a copy of the above disclosures and requested that KPMG furnish us with a letter addressed to the SEC stating whether or not KPMG agrees with our statements above. A copy of KPMG’s letter, dated November 12, 2020, stating its agreement with such statements was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on November 12, 2020.

On November 9, 2020, the audit committee approved the engagement of PKF as our independent registered public accounting firm for the fiscal year ending December 31, 2020, effective November 11, 2020.

During the fiscal years ended December 31, 2019 and 2018 and in the subsequent interim period from January 1, 2020 through November 11, 2020, neither the Company nor anyone acting on its behalf consulted with PKF regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Fees Paid to the Independent Registered Public Accounting Firms

The audit committee selected PKF as our independent registered public accounting firm for the fiscal year ended December 31, 2020. Prior to PKF, KPMG was engaged as our independent registered public accounting firm and KPMG audited our consolidated financial statements for the fiscal year ended December 31, 2019.

The following table presents the fees for professional services rendered by PKF for the audit of our consolidated financial statements for the fiscal year ended December 31, 2020 and by KPMG for the audit of our consolidated financial statements for the fiscal year ended December 31, 2019. During those periods, no other category of services was provided to us by PKF or KPMG.

	2020	2019
	(In Thousands)	(In Thousands)
Audit Fees (KPMG) (1)	$503	$527
Audit Fees (PKF) (1)	$108	$—
Audit−Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees	$611	$527

(1)

Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years and timely review of our quarterly consolidated financial statements.

(2)

Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

(4)	All Other Fees consist of permitted services other than those that meet the criteria above.

All fees described above were pre-approved by our Audit Committee.

Auditor Independence

In our fiscal year ended December 31, 2020, there were no other professional services provided by PKF or KPMG that would have required our audit committee to consider their compatibility with maintaining the independence of PKF or KPMG.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence.

Vote Required

The ratification of the appointment of PKF requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Abstentions will have the effect of a vote “AGAINST” the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PKF.

PROPOSAL NO. 3
NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The say-on-pay vote is conducted annually, and the next such vote will occur at the 2022 annual meeting of stockholders.

We believe that the information we’ve provided within the Executive Compensation section of this proxy statement demonstrates that our executive compensation is aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting pursuant to this proposal:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the other related disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.
THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES PRESENT
AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as defined by the listing standards of NASDAQ Stock Market LLC and required by the rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Corporate Governance portion of our website at www.biocardia.com/investors/corporate-governance/id/1029. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. The audit committee appointed PKF San Diego, LLP, an independent registered public accounting firm, as our independent auditor for fiscal year 2020. As such, PKF was responsible for auditing our financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and PKF;

•

discussed with PKF the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from PKF required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PKF its independence.

Based on the audit committee’s review and discussions with management and PKF, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Jay Moyes (Chairman)
Richard Krasno, Ph.D.

Krisztina Zsebo, Ph.D.

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 29, 2021. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Peter Altman, Ph.D.	54	President, Chief Executive Officer, and Director
David McClung	57	Chief Financial Officer
Edward Gillis	59	Senior Vice President of Devices

The service of our executive officers prior to 2016 noted in the narrative below includes service with BioCardia Lifesciences, Inc., the company we merged with in the reverse merger transaction in October 2016. For a brief biography of Dr. Altman, please see “Board of Directors and Corporate Governance−Nominees for Director.”

Edward Gillis has served as our Senior Vice President of Devices since October 2020 and served as Vice President of Catheter Development from May 2020 to October 2020. Mr. Gillis has more than 20 years of experience in the medical device industry, primarily in management and engineering roles. From March 2017 until January 2019, Mr. Gillis served as the Chief Executive Officer of Revolution Contraceptives LLC, and continued serving as a technical consultant for that company from January 2019 to October 2020. Mr. Gillis also served as Head of Research & Development for Mettler Toledo – Rainin LLC from September 2016 to March 2017. From January 2008 to March 2017, Mr. Gillis served as Chief Technical Officer (January 2013 to March 2017) and as President and Chief Executive Officer (January 2008 to January 2013) of ReVENT Medical, Inc., a company he founded. Prior to these roles, Mr. Gillis served as Vice President of Research and Development for SineXus (now Intersect ENT) and Apneon, an obstructive sleep apnea company, VP of Manufacturing and Engineering for Durect Corporation, a pharmaceutical company developing drug delivery systems, catheters, and other delivery platforms, held senior positions in manufacturing and product development for EndoTex Interventional Systems and Cardiac Pathways Corporation (both acquired by Boston Scientific) and held engineering positions at Spectranetics Corporation, Guidant Corporation and Baxter Healthcare. He holds thirty-four U.S. patents, and is named author on scientific publications in the areas of obstructive sleep apnea, catheter design and drug delivery. Mr. Gillis earned a Master of Science Degree in Plastics Engineering from University of Massachusetts Lowell.

David McClung has served as our Chief Financial Officer since September 2017 and has been with the Company since September 2013, also serving as Vice President of Finance from March 2016 to August 2017 and as Senior Director of Finance & Controller from September 2013 to February 2016. Mr. McClung has more than 20 years of finance and accounting experience in publicly and privately financed organizations, including startup enterprises, large public companies and middle-market businesses. Before joining our company, Mr. McClung served as Director of Finance and Controller at Sonitus Medical, Inc., a privately-held manufacturer of an FDA cleared prosthetic hearing device for the treatment of single-sided deafness and conductive hearing loss, from June 2011 to August 2013. Prior to that, Mr. McClung served as Controller at NextWave Pharmaceuticals, Inc. a specialty pharmaceutical company acquired by Pfizer, Inc., from April 2010 to June 2011. Mr. McClung spent his early career in public accounting and finance functions at other companies, including Matson Navigation, Inc., The Clorox Company and KPMG LLP. Mr. McClung earned a Bachelor of Arts degree in Accounting from Georgia State University, graduating with honors. He is an actively licensed CPA and member of the AICPA and the California Society of CPAs.

EXECUTIVE COMPENSATION

Named Executive Officers

In 2020, our named executive officers were:

•	Peter Altman, Ph. D.;

•	David McClung; and

•	Henricus Duckers, M.D., Ph.D.

Fiscal 2020 Summary Compensation Table

The following table sets forth total compensation paid to our named executive officers, who are comprised of (1) our principal executive officer and (2) our two highest compensated executive officers other than the principal executive officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)		All Other Compensation ($)	Total ($)
Peter Altman, Ph.D.	2020	379,993	-	117,198	(2)	385,658	(3)	-	882,849
President, Chief Executive Officer, and Director	2019	362,700	-	127,184	(3)	257,201		-	671,790
David McClung	2020	317,755	-	74,581	(2)	110,451	(3)		502,787
Chief Financial Officer	2019	302,250	-	66,240	(3)	102,245			417,087
Henricus Duckers(4)	2020	358,677	-	—		126,127	(3)		484,804
Former Chief Medical Officer	2019	350,000	-	60,025	(3)	107,946			524,186

(1)

These amounts reflect the aggregate grant fair value computed in accordance with ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Notes 2 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 30, 2021.

(2)	This amount was earned as a bonus in the fiscal year ending December 31, 2020 and was paid out as RSUs in 2021. Such RSUs vested in full on April 21, 2021.

(3)	This amount was earned as a bonus in the fiscal year ending December 31, 2019 and was paid out as RSUs in 2020. Such RSUs vested in full on June 30, 2020.

(3)

This amount includes the incremental fair value of certain options outstanding as of December 31, 2019 that were repriced effective as of January 29, 2020, computed as of such date in accordance with ASC Topic 718. On such date, the exercise price of each such option was modified to $5.32 per share.

(4)	Dr. Duckers resigned from his position as Chief Medical Officer on February 15, 2021.

Employment Agreements

Peter Altman, Ph.D.

We have not entered into an employment agreement with Dr. Altman. Accordingly, he is employed on an at-will basis. Dr. Altman’s current annual base salary is $531,000 and he is eligible for an annual bonus equal to 50% of his base salary.

Dr. Altman is also eligible for equity compensation under our equity compensation plans, as determined from time to time by the compensation committee of our board of directors.

David McClung

We have not entered into an employment agreement with Mr. McClung. Accordingly, he is employed on an at-will basis. Mr. McClung’s current annual base salary is $382,000 and he is eligible for an annual bonus equal to 38% of his base salary.

Mr. McClung is also eligible for equity compensation under our equity compensation plans, as determined from time to time by the compensation committee of our board of directors.

Henricus Duckers

We did not enter into an employment agreement with Dr. Duckers. Accordingly, he was employed on an at-will basis. Dr. Duckers’ annual base salary was $362,250 in 2020 and he was eligible for an annual bonus equal to 40% of his base salary. Dr. Duckers resigned from his position as Chief Medical Officer on February 15, 2021 and entered into a consulting agreement with the Company, under which he will serve as an advisor to the executive steering committee of the CardiAMP Heart Failure clinical study on an as-needed and ongoing basis at the rate of $400 per hour. Either Dr. Duckers or the Company may terminate the consulting agreement at any time and for any reason upon thirty days advance written notice. Upon such termination, Dr. Duckers will be paid for services actually rendered and will not be entitled to any additional compensation.

Potential Payments on Termination or Change of Control

We have entered into change of control and severance agreements with each of Dr. Altman and Mr. McClung, and prior to Dr. Duckers resignation, had such an agreement with Dr. Duckers. Under each of these agreements, if, within the period three months prior to and 12 months following a “change of control” (such period, the “change in control period”), we terminate the employment of the applicable employee other than for “cause,” death or disability, or the employee resigns for “good reason” (as such terms are defined in the employee’s change of control and severance agreement) and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive (i) a lump sum payment equal to the following percentage of the employee’s annual base salary: 150% for Dr. Altman, 100% for Mr. McClung and 100% for Dr. Duckers, (ii) a lump sum payment equal to the following percentage of the employee’s target annual bonus: 150% for Dr. Altman, 100% for Mr. McClung and 100% for Dr. Duckers, (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for employee and employee’s dependents for 18 months for Dr. Altman, 12 months for Mr. McClung and 12 months for Dr. Duckers, and (iv) accelerated vesting as to 100% of the employee’s outstanding unvested equity awards.

Additionally, under each of these agreements, if, outside of the change in control period, we terminate the employment of the applicable employee other than for cause, death or disability, or the employee resigns for good reason and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive (i) a lump sum payment equal to the following percentage of the employee’s annual base salary: 100% for Dr. Altman, 50% for Mr. McClung and 50% for Dr. Duckers, (ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for employee and employee’s dependents for 12 months for Dr. Altman, 6 months for Mr. McClung and 6 months for Dr. Duckers, and (iii) the employee’s outstanding unvested equity awards will vest as to an additional 24 months for Dr. Altman, 12 months for Mr. McClung and 12 months for Dr. Duckers.

Pursuant to the change of control and severance agreements, in the event any payment or benefit provided to our named executive officers would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the applicable employee will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

Outstanding Equity Awards at 2020 Year-End

The following table sets forth summary information regarding the outstanding equity awards for each of the named executive officers as of December 31, 2020:

		Option Awards(1)(2)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Peter Altman	7/5/2014	35,290	(4)	-	5.32	7/5/2024	-	-
	8/19/2016	134,445	(4)	-	5.32	8/19/2026	-	-
	2/1/2018	34,259	(5)	10,185	5.32	2/1/2028	-	-
	8/27/2019	26,645	(6)	44,409	5.00	8/27/2029	-	-
	4/24/2020	11,485	(5)	43,645	3.43	4/24/2030	-	-
		-		-	-	-	-	-
David McClung	6/23/2014	2,514	(4)	-	5.32	6/23/2024	-	-
	8/9/2016	7,173	(4)	-	5.32	8/9/2026	-	-
	8/19/2016	7,401	(4)	-	5.32	8/19/2026	-	-
	2/1/2018	13,619	(5)	4,049	5.32	2/1/2028	-	-
	8/27/2019	10,592	(6)	17,654	5.00	8/27/2029	-	-
	4/24/2020	5,321	(5)	20,219	3.43	4/24/2030	-	-
Henricus Duckers	8/9/2016	17,979	(4)	-	5.32	8/9/2026	-	-
	8/19/2016	14,105	(4)	-	5.32	8/19/2026	-	-
	2/1/2018	14,378	(5)	4,275	5.32	2/1/2028	-	-
	8/27/2019	11,183	(5)	18,638	5.00	8/27/2029	-	-
	4/24/2020	5,313	(5)	20,187	3.43	4/24/2030	-	-

(1)	Information for this table is depicted on an award-by-award basis unless the exercise price and expiration date are identical.
(2)	Where applicable, share numbers have been adjusted to reflect each of the Company’s reverse stock splits, which became effective on November 2, 2017 and May 7, 2019, respectively.
(3)

This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors, or the exercise price as determined by the repricing on January 29, 2020.

(4)	This option is fully vested and immediately exercisable.
(5)	This option vests and becomes exercisable in equal monthly installments over four years from the grant date.
(6)	This option vests and becomes exercisable in equal monthly installments over four years beginning October 1, 2019.

401(k) Savings Plan

We maintain a tax-qualified retirement plan, or our 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in our 401(k) plan as of the first day of the month following the date they meet our 401(k) plan’s eligibility requirements, and participants are able to defer up to 100% of their eligible compensation subject to applicable annual Internal Revenue Code limits. All participants’ interests in their deferrals are 100% vested when contributed. Our 401(k) plan permits us to make matching contributions and discretionary contributions to eligible participants.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2020. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1)
Equity compensation plans approved by stockholders(1)	1,292,064	$5.52	461,605
Equity compensation plans not approved by stockholders(3)	46,553	$16.20	-
Total	1,338,617	$5.89	461,605

(1)	Where applicable, share numbers have been adjusted to reflect each of the Company’s reverse stock splits, which became effective on November 2, 2017 and May 7, 2019, respectively.

(2)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.

(3)	In August 2016, the Company granted an option to purchase common stock outside of the Company’s stock option plans to a consultant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of our Common Stock which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of March 31, 2021 are deemed beneficially owned by the holders of such options and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

As of March 31, 2021, there were 16,792,893 shares of Common Stock outstanding. The following table sets forth information with respect to the beneficial ownership of our Common Stock, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock (our only class of voting securities), (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of our securities or any of our parents, the operation of which may at a subsequent date result in a change in control of the Company.

Unless otherwise noted below, the address of each person listed on the table is c/o BioCardia, Inc., 125 Shoreway Road, Suite B, San Carlos, CA 94070.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Shares(1)	(%)
5% Stockholders:
Entities affiliated with Stertzer Family Trust(2)	1,718,180	9.9
Frost Gamma Investments Trust(3)	1,541,700	9.1
Jim Allen(4)	1,177,806	6.8
Entities affiliated with Gerald P. Peters(5)	1,140,073	6.7

Named Executive Officers and Directors:
Jim Allen(4)	1,177,806	6.8
Andrew Blank(6)	402,609	2.4
Peter Altman, Ph.D.(7)	562,545	3.3
Henricus Duckers**	—	—
Richard Krasno	47,187	*
David McClung(8)	122,659	*
Jay M. Moyes(9)	58,188	*
Krisztina Zsebo, Ph.D.	2,980	*
Simon H. Stertzer, M.D.(2)	1,718,180	9.9
All directors and executive officers as a group (10 people)	4,105,309	22.1

*	Represents beneficial ownership of less than 1%.
**	Dr. Duckers resigned from his position as Chief Medical Officer on February 15, 2021.
(1)	Where applicable, share numbers have been adjusted to reflect each of the Company’s reverse stock splits, which became effective on November 2, 2017 and May 7, 2019, respectively.

(2)

Consists of (i) 709,513 shares of common stock held by the Stertzer Family Trust, (ii) 230,704 shares of our common stock held by Windrock Enterprises L.L.C., (iii) 11,656 shares of our common stock held by the Stertzer Gamma Trust, (iv) 91,544 shares our common stock held by Stertzer Holdings LLC, (v) 202,221 shares of our common stock held by Dr. Stertzer (vi) 1,333 shares of our common stock held by Dr. Stertzer and his spouse Kimberly Stertzer, (vii) 10,208 shares subject to options that are vested and exercisable within 60 days of March 31, 2021, held by Dr. Stertzer, (viii) 326,742 shares subject to warrants held by the Stertzer Family Trust, (ix) 41,667 shares subject to warrants held by Stertzer Holdings LLC and (x) 92,592 shares subject to warrants held by Windrock Enterprises L.L.C. Dr. Stertzer and his spouse are co-trustees of the Stertzer Family Trust, and sole members and managers of Windrock Enterprises L.L.C., and share voting and dispositive control over the shares held by the Stertzer Family Trust and Windrock Enterprises L.L.C. Dr. Stertzer is the grantor of the Stertzer Gamma Trust and may be deemed to have voting and dispositive control over the shares held by the Stertzer Gamma Trust. Dr. Stertzer may be deemed to have voting and dispositive control over the shares held by Stertzer Holdings LLC.

(3)

Dr. Phillip Frost is the trustee and Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. The address for these entities is 4400 Biscayne Boulevard, Suite 1500, Miami, Florida 33137.

(4)

Consists of (i) 677,224 shares of our common stock held by Mr. Allen, (ii) 398 shares of our common stock held by Mr. Allen and Kyle Johnson and over which Mr. Allen shares voting and dispositive power, (iii) 92 shares of our common stock, held by Wesley Upchurch and over which Mr. Allen shares voting and dispositive power, (iv) 92 shares of our common stock, held by Judson Upchurch and over which Mr. Allen shares voting and dispositive power, and (v) 500,000 shares subject to warrants held by Mr. Allen.

(5)

Consists of (i) 713,686 shares of our Common Stock held by Gerald P. Peters, (ii) 89,487 shares of our Common Stock held by The Peters Corporation, (iii) 33,456 shares of our common stock held by the Peters Family Art Foundation, (iv) 53,500 shares of our common stock held in the Kathleen K. Peters & Gerald P. Peters III Revocable Trust UTA dtd. Sept. 29, 2008, (v) 76,759 shares of our common stock held in an account for the benefit of Mr. Peters, (vi) 7,185 shares of our common stock held in an account for the benefit of his spouse, and (vii) 166,000 shares subject to warrants held by Mr. Peters. Gerald P. Peters, President, Chief Executive Officer and Financial & Fiscal Officer of the Peters Family Art Foundation may be deemed to have voting and dispositive control over the shares held by the Peters Family Art Foundation. The address for the Peters Family Art Foundation is P.O. Box 2437, Santa Fe, NM 87504. Mr. Peters may be deemed to have voting and dispositive control over the shares held by The Peters Corporation.

(6)

Consists of (i) 143,092 shares of our common stock held by Mr. Blank, (ii) 142,850 shares of our common stock held by Andy Blank Revocable Living Trust, of which Mr. Blank serves as trustee and (iii) 116,667 shares subject to warrants held by Mr. Blank.

(7)

Consists of (i) 240,981 shares of our common stock held by Dr. Altman, (ii) 254,080 shares subject to options vested and exercisable within 60 days of March 31, 2021, and (iii) 67,484 shares subject to warrants held by Dr. Altman.

(8)

Consists of (i) 54,079 shares of our common stock held by Mr. McClung, (ii) 50,709 shares subject to options vested and exercisable within 60 days of March 31, 2021, and (iii) 16,871 shares subject to warrants held by Mr. McClung.

(9)	Consists of (i) 54,267 shares of our common stock and (ii) 3,921 shares subject to options held by Mr. Moyes that are vested and exercisable within 60 days of March 31, 2021.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Related Party Transactions

We describe below transactions and series of similar transactions, since January 1, 2019, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•

any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Other Transactions

We have granted stock options to our named executive officers and certain of our directors. See the section titled “Executive Compensation−Outstanding Equity Awards at 2020 Year-End” for a description of these stock options.

We have entered into change of control and severance agreements with certain of our executive officers that provides for certain severance and change in control benefits. See the section titled “Executive Compensation−Potential Payments upon Termination or Change of Control.”

BioCardia, Inc. (the “Company”) and OPKO Health, Inc. (“OPKO”) previously entered into a consulting agreement dated August 19, 2016, between the Company and OPKO (the “Consulting Agreement”). The chairman and chief executive officer of OPKO is a beneficial owner of more than 5% of the outstanding shares of the Company’s common stock. In 2019, the Company terminated the consulting agreement and modified the options such that the options will continue vesting and will remain outstanding through the original contractual term.

On July 5, 2019, the Company entered into a note purchase agreement pursuant to which we issued on such date $0.625 million in aggregate principal amount of convertible promissory notes, a portion of which was issued to certain of our officers and directors and a principal stockholder (or their respective affiliates). Interest on the convertible notes accrued at the rate of 14.0% per year. The unpaid principal amount of the convertible notes, together with all interest accrued but unpaid thereon, automatically converted into units upon the closing of our public offering on August 6, 2019, at a conversion price equal to 50% of the price to the public in the offering. Based on the public offering price of $6.00 per Unit, the $0.625 million principal amount of the outstanding convertible notes and interest thereon converted into approximately 146,616 units, consisting of 210,887 shares of our common stock and 210,887 warrants to purchase shares of our common stock at an exercise price of $6.30 per share.

On April 9, 2020, we entered into a Litigation Funding Agreement (the “Funding Agreement”) with BSLF, L.L.C. (the “Funder”), an entity owned and controlled by Andrew Blank, a member of our board of directors, for the purpose of funding the Company’s currently pending legal proceedings and any and all claims, actions and/or proceedings relating to or arising from the case captioned Boston Scientific Corp., et al., v. BioCardia Inc., Case No. 3:19-05645-VC, U.S.D.C., N. D. Cal (the “Litigation”). BioCardia had sought imposition of constructive trusts both on the patents naming Ms. Sarna as an inventor and the proceeds received from the sale of nVision to Boston Scientific, as well as damages, including unjust enrichment damages measured by the proceeds received from the sale of nVision to Boston Scientific. The Litigation has been settled without an admission of liability or fault by any party. The parties have agreed that the terms of the settlement are confidential.

Under the terms of the Funding Agreement, the Funder agreed to fund the legal fees and costs incurred by the Company in connection with the Litigation on and after March 1, 2020 on a non-recourse basis. We agreed to repay the Funder from any proceeds arising from the Litigation (the “Litigation Proceeds”), (i) any taxes paid by or imposed upon Funder (other than taxes imposed upon Funder as a consequence of Funder’s income) with respect to the claims, the litigation proceeds or as a consequence of any settlement in connection with the Litigation, if any, plus (ii) an amount, without reduction, set-off or counterclaim, equal to the amount actually paid by the Funder pursuant to the Funding Agreement (the “Actual Funding Amount”) plus (iii) the greater of:

(a) 50% of the remaining Litigation Proceeds, up to three times the Actual Funding Amount; or

(b) 30% of the remaining Litigation Proceeds.

The Funding Agreement may be terminated by Funder upon ten days’ written notice to the Company. Funder is obligated to fund only the fees and costs incurred in the Litigation through the end of the month in which the termination notice was served. We may terminate the agreement upon ten days’ written notice to Funder from and after a failure by Funder to fulfill its obligations under the Funding Agreement if such failure or material breach is continuing at the end of such ten-day period. Under the terms of the agreement, the total due from the related party at December 31, 2020 was approximately $618,000.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements, our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement. Our financial statements and other information required by Item 13(a) are incorporated by reference from our annual report on Form 10-K filed with the SEC on March 30, 2021.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2020, all Section 16(a) filing requirements were satisfied on a timely basis, except as previously reported by the Company and with respect to the following failures to timely file: (i) a Form 4 for Peter Altman (filed with the SEC on April 27, 2020) to report one transaction; (ii) Form 4s for Jay Moyes (filed with the SEC on May 20, 2020 and October 9, 2020) to report one transaction each; (iii) Form 4s for Simon Stertzer filed with the SEC on May 20, 2020 and October 9, 2020 to report one transaction each, and a Form 4/A filed with the SEC on May 20, 2020 to report one transaction; (iv) Form 4s for Richard Krasno filed with the SEC on February 10, 2020, May 20, 2020 and October 9, 2020 to report one transaction each; (v) Form 4s for Richard Pfenniger filed with the SEC on February 10, 2020, May 20, 2020 and October 9, 2020 to report one transaction each; (vi) Form 4s for Fernando Fernandez filed with the SEC on February 10, 2020, May 20, 2020 and October 9, 2020 to report one transaction each; (vii) Form 4s for Andrew Blank filed with the SEC on May 20, 2020 and October 9, 2020 to report one transaction each; (viii) Form 4s for Jim Allen filed with the SEC on May 20, 2020 and October 9, 2020 to report one transaction each; (ix) a Form 3 for Edward Gillis filed with the SEC on November 19, 2020 to report one transaction; (x) a Form 3 for Krisztina Zsebo filed with the SEC on January 19, 2020; and (xi) a Form 4 for Krisztina Zsebo filed with the SEC on January 19, 2020 to report one transaction.

Fiscal Year 2020 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2020 are included in our Annual Report on Form 10-K, which was filed with the SEC on March 30, 2021. This proxy statement and our annual report are posted on the Financials & Filings portion of our website at www.biocardia.com/investors/financials-filings/id/1021 and are available from the SEC at its website at http://www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to BioCardia, Inc., Attention: Secretary, 125 Shoreway Road, Suite B, San Carlos, California 94070.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Carlos, California

April 29, 2021

BIOCARDIA®

BIOCARDIA, INC.
125 SHOREWAY RD.,SUITE B
SAN CARLOS, CA 94070

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/14/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/14/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

Nominees

01 Jim Allen 02 Andrew Scott Blank

The Board of Directors recommends you vote FOR proposals 2. and 3..

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

0000513072_1 R1.0.0.177

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

BIOCARDIA®

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com

BIOCARDIA, INC.
Annual Meeting of Stockholders
June 15, 2021 - 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dr. Peter Altman and David McClung, or either of them, as proxies, each with the power to appoint such individual's substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BIOCARDIA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 09:00 AM, PDT on June 15, 2021, at the offices of BioCardia, Inc. located at 125 Shoreway Rd., Ste. B, San Carlos, CA 94070, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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